EXHIBIT 10.32

SHIPBUILDING CONTRACT

OF

ONE (1) 176,000 DWT

BULK CARRIER

(HULL NO. H1075 )

PRELIMINARY NAME: TBN 1

BETWEEN

MAXPENTE SHIPPING CORPORATION

AS BUYER

AND

JIANGSU RONGSHENG HEAVY INDUSTRIES GROUP CO., LTD.

AS BUILDER

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2.	Change in Class, etc.:	26

3.	Substitution of Materials:	26

ARTICLE VI - TRIALS AND ACCEPTANCE		28

1.	Notice:	28

2.	Weather Condition:	28

3.	How Conducted:	29

4.	Method of Acceptance or Rejection:	29

5.	Effect of Acceptance:	30

6.	Disposition of Surplus Consumable Stores:	30

ARTICLE VII - DELIVERY		31

1.	Time and Place:	31

2.	Notice:	31

3.	When and How Effected:	31

4.	Documents to be Delivered to the BUYER:	31

5.	Tender of the VESSEL:	33

6.	Title and Risk:	33

7.	Removal of the VESSEL:	34

ARTICLE VIII - DELAYS AND EXTENSION OF TIME FOR DELIVERY (FORCE MAJEURE)		35

1.	Causes of Delay:	35

2.	Notice of Delays:	35

3.	Definition of Permissible Delays:	36

4.	Definition of Non-Permissible Delays:	36

5.	Right to Rescind for Excessive Delay:	36

1.	Guarantee of Material, Workmanship:	38

2.	Notice of Defects:	38

3.	Remedy of Defects:	39

4.	Extent of BUILDER’s Liability:	41

ARTICLE X - RESCISSION OF THE CONTRACT		43

1.	Notice:	43

2.	Refund by the BUILDER:	43

3.	Discharge of Obligations:	43

4.	Refundment Guarantee:	44

ARTICLE XI - BUYER’S DEFAULT		45

1.	Definition of Default:	45

2.	Interest and Charge:	45

3.	Effect of Default:	46

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4.	Sale of the VESSEL:	46

ARTICLE XII - INSURANCE		48

1.	Extent of Insurance Coverage:	48

2.	Application of Recovered Amount:	48

3.	Termination of the BUILDER’s obligation to insure:	49

4.	Insurance Confirmation:	49

ARTICLE XIII - DISPUTES AND ARBITRATION		51

1.	Proceedings:	51

2.	Notice of Award:	52

3.	Expenses:	52

4.	Entry in Court:	52

5.	Alteration of Delivery Time:	52

ARTICLE XIV - RIGHTS OF ASSIGNMENT		53

1.	Assignment:	53

2.	Assignment of Guarantee Claims:	53

ARTICLE XV - TAXES AND DUTIES		54

Taxes and Duties in the People’s Republic of China:		54

ARTICLE XVI - PATENTS, TRADEMARKS, COPYRIGHTS, ETC.		55

1.	Patents, Trademarks and Copyrights:	55

2.	General Plans, Specifications and Working Drawings:	55

ARTICLE XVII - BUYER’s SUPPLIES		56

1.	Responsibility of the BUYER:	56

2.	Responsibility of the BUILDER:	57

3.	Joint Responsibility of the Parties hereto:	57

ARTICLE XVIII - NOTICE AND CORRESPONDENCE		58

1.	Address:	58

2.	Language:	58

ARTICLE XIX - EFFECTIVE DATE OF CONTRACT		59

ARTICLE XX - INTERPRETATION		60

1.	Laws Applicable:	60

2.	Discrepancies:	60

3.	Entire Agreement:	60

ARTICLE XXI - CONFIDENTIALITY		61

EXHIBIT A		63

EXHIBIT B		65

END OF CONTRACT

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SHIPBUILDING CONTRACT

FOR
ONE (1) 176,000-DWT
BULK CARRIER

THIS CONTRACT, made on this 6th day of December 2006 by and between JIANGSU RONGSHENG HEAVY INDUSTRIES GROUP CO., LTD., a corporation organized and existing under the laws of the People’s Republic of China, having its business office at No. 882, Hong Qiao Road, Shanghai 200030, the People’s Republic of China (hereinafter called the “BUILDER”), the party of the first part, and MAXPENTE SHIPPING CORPORATION, a corporation organized and existing under the laws of Liberia, having its principal office at 80 Broad street, Monrovia, Liberia (hereinafter called the “BUYER”), the party of the second part, them also being referred to individually as the “Party” or collectively as the “Parties” hereinafter.

W I T N E S S E T H :

IN CONSIDERATION OF the mutual covenants contained herein, the BUILDER agrees to build, launch, equip and complete at the BUILDER’s SHIPYARD, Rugao Jiangsu Province P.R.China(hereinafter called the “SHIPYARD”) and to sell and deliver to the BUYER after completion and successful trial one (1) 176,000 DWT Bulk Carrier (hereinafter called the “VESSEL”) as more fully described in Article I hereof and the relevant Exhibits hereto, to be registered under the flag of Malta and the BUYER agrees to purchase and take delivery of the aforesaid Vessel from the BUILDER at the SHIPYARD and to pay for the same in accordance with the terms and conditions hereinafter set forth.

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ARTICLE I - DESCRIPTION AND CLASS

1.	Description:

The VESSEL shall be a 176,000 DWT Bulk Carrier, at scantling draft moulded of 18.25 meters of the class described below. The VESSEL shall have the BUILDER’s Hull No. H1075 and shall be constructed, equipped and completed in accordance with the following Specifications and Plans of the date hereof signed by the Parties hereto (hereinafter collectively called the “Specifications”), which are hereby incorporated into this Contract and made an integral part hereof.

(1)
Specification for 176,000 DWT Bulk Carrier (Drawing No. SC4481-010-02SM(0000101B)) (For avoidance of any doubt, this VESSEL technically does not comply with IMO Performance Standard for Protective Coatings for dedicated seawater ballast tanks.)

(2)	General Arrangement (Drawing No. 0000001)

(3)	Midship Section (Drawing No. 0000002)

(4)	Makers List for Equipment (Drawing No. SC4481-010-05MX)

(5)	Memo (Ref. No.: SC4481-010-02SM(0000101B)-M1)

The vessel to be constructed as identical sistership of Hull no. H1074 in accordance with above specifications (1) through (5).

2.	Class and Rules:

The VESSEL, including its machinery and equipment, shall be designed and constructed in accordance with the rules and regulations of Det Norske Veritas (DNV) or Lloyd’s Register (LR)(hereinafter called the “Classification Society”) issued and having become effective up to and on the date of signing this Contract. The vessel is to be classed and registered according to the following notations or the equivalent LR notation:

+1A1, Bulk carrier ESP, BC-A, Holds 2,4,6 and 8 may be empty, CSR, GRAB(25), ES(S), bis, BWM-E(s), E0, TMON, OPP-F.

Upon delivery, the Vessel shall also comply with the rules, regulations and requirements of other regulatory bodies as specifically described in the

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Specifications, all the foregoing rules, regulations and requirements and amendments thereto including those of the Classification Society and other regulatory bodies (as specified in the Specifications) applicable to the Vessel shall be those which entered into force on or before the date of signing of this Contract. Decisions of the Classification Society as to compliance or non-compliance with their rules and regulations shall be final and binding upon the Parties hereto. Any amendments, variations or modifications to any of the above standards, rules or regulations in force and compulsively applicable to the vessel issued and having become effective up to and on the date of signing this Contract shall be complied with in addition to the above standards, rules and regulations.

The Contract Price as set forth in Article III entitled Contract Price is based on the version and amendments of the rules and regulations which are in force up to and on the date of signing this Contract as fully described in the Specifications. It is stated hereto that the Contract Price as set forth in Article III does not include any cost involved by the upcoming new IMO performance standard for protective coatings for dedicated seawater ballast tanks in all types of ships, i.e. amendments for SOLAS regulations II-1/3-2 and XII/6.3.

The BUILDER shall arrange with the Classification Society to assign a representative or representatives (hereinafter called the “Classification Surveyor”) to the BUILDER’s SHIPYARD for supervision of the construction of the VESSEL.

All fees and charges incidental to the Classification Society and to comply with the compulsory rules, regulations and requirements of this Contract as described in the Specifications issued, in effect and applicable up to the date of signing this Contract as well as royalties, if any, payable on account of the construction of the VESSEL shall be for the account of the BUILDER, except as otherwise provided and agreed herein.

Any change in VESSEL resulting from changes in the rules and regulations other than set forth above shall be mutually agreed between the Parties whether in respect of the Contract Price, delivery date, deadweight adjustments and others, in accordance with Article V - Modification, Changes and Extras, however, with the exception of any cost incurred as a result from changes in such rules and regulations compulsory to the construction of the VESSEL coming into force after January 31st, 2010 but before the Newly Planned Delivery Date in case of delay of the Delivery Date as defined in Article VII hereof, unless such delay is a Permissible Delay as defined in Paragraph 4 in Article VIII hereinafter.

Decision of the Classification Society as to the compliance or noncompliance with the classification rules and regulations including those statutory rules and regulations which the Classification Society is authorized to act on behalf of the relevant authorities shall be final and binding upon the Parties hereto.

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3.	Principal Particulars of the VESSEL:

(a)	Hull:

Length overall	abt. 291.80 m
Length between perpendiculars	282.20 m
Breadth moulded	45.00 m
Depth moulded	24.75 m
Designed draught moulded	16.50 m
Scantling draught moulded	18.25 m
Deadweight at scantling draft (summer load line) in sea water of 1.025 specific gravity	176,000 mt

(b)	Propelling Machinery and Guaranteed Speed:

The VESSEL shall be equipped, in accordance with the Specifications, with one (1) set of MAN B&W 6S70MC Mark VI type Main Engine manufactured in Korea under license in line with the Makers List for Equipment. The BUILDER guarantees that the trial speed, after correction, is to be not less than 14.9 knots at design draft (16.50m) at continuous output of main engine of 14,331KW at 86.2 rpm (85% MCR) with 15% sea margin on clean hull in deep sea water and under Beaufort wind force 4 (hereinafter called the “Guaranteed Speed”). The trial speed shall be corrected for the actual wind speeds and directions and shallow water effect at the time of the speed test runs. The correction method of the speed shall be as specified in the Specifications.

(c)	Guaranteed Deadweight:

The BUILDER guarantees that the VESSEL is to have a deadweight of not less than 176,000 metric tons at scantling draft even keel of 18.25 meters in sea water of 1.025 specific gravity.

The term, “Deadweight”, as used in this Contract, shall be as defined in the Specifications.

The actual deadweight of the VESSEL expressed in metric tons shall be based on calculations made by the BUILDER and checked by the BUYER and the Classification Society, and all measurements necessary for such calculations shall be performed in the presence of the BUYER’s REPRESENTATIVE(s) or the party authorized by the BUYER and the Classification Society.

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Should there be any dispute between the BUILDER and the BUYER in such calculations and/or measurements, the decision of the Classification Society shall be final and binding on the Parties hereto.

(d)	Guaranteed Fuel Oil Consumption:

The BUILDER guarantees that the fuel oil consumption of the Main Engine is not to exceed 169 grams/(kilowatt x hour) at MCR at shop trial based on diesel fuel oil having a lower calorific value of 10,200 kilocalories per kilogram at ISO standard condition (hereinafter called the “Guaranteed Fuel Consumption”). The fuel oil consumption shall be calculated accordingly based on the conversion formula issued by B&W; all as per Specifications which in case of doubt shall prevail.

4.	Subcontracting Construction outside Builder’s Premise:

The BUILDER may, at its sole responsibility, subcontract any part of the vessel to experienced subcontractors within China and may, at the BUILDER’s sole discretion, construct and assemble the blocks in such premise provided that the BUILDER shall remain fully responsible for such subcontracted work or construction in other premise, provided the substantial part of the vessel shall be constructed and completed in the BUILDER’s SHIPYARD.

5.	Registration:

The VESSEL shall be registered by the BUYER at its own cost and expenses under the laws of Malta at the time of delivery and acceptance of the VESSEL hereunder.

If any certificate is not applicable by Maltese authorities, the BUYER shall assist the BUILDER to obtain exemption of the said certificates in order to register the VESSEL under the flag of Malta.

(End of Article)

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ARTICLE II - CONTRACT PRICE AND TERMS OF PAYMENT

1.	Contract Price:

The purchase price of the VESSEL is United States Dollars Eighty Million only (US$80,000,000.-) net receivable by the BUILDER (hereinafter called the “Contract Price”), which is exclusive of the BUYER’s Supplies as provided in Article XVII hereof, and shall be subject to upward or downward adjustment, if any, as hereinafter set forth in this Contract.

The Contract Price also includes all costs and expenses for supplying all necessary drawings, certificates and ship’s model as stipulated in the Specifications, except those to be furnished by the BUYER in accordance with the Specifications.

2.	Adjustment of Contract Price:

Adjustment of the Contract Price, if any, in accordance with provisions of this Contract shall be made by way of addition to or subtraction from the instalment due and payable upon delivery of the VESSEL, or if this instalment or others will not suffice, from the respective instalment prior thereto, in the manner as hereinafter provided.

3.	Currency:

Any and all payments by the BUYER to the BUILDER under this Contract shall be made in United States Dollars. All lifting charge, if any, incurred in respect of the payments made at other banks than the BUILDER’s nominated bank in the People’s Republic of China specified in Paragraph 5 of this Article shall be for the BUYER’s account.

4.	Terms of Payment:

The Contract Price including any adjustment thereof shall be paid by the BUYER to the BUILDER in five (5) instalments as follows:

(a)	1st Instalment:

The sum of United States Dollars Sixteen Million Only (US$16,000,000.00) representing twenty percent (20%) of the Contract Price shall be paid by the BUYER within five (5) banking days after the BUYER’s receipt of the original

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Refund Guarantee for 1st instalments in the form set out in Exhibit A

(b)	2nd Instalment

The sum of United States Dollars Sixteen Million Only ( US$16,000,000.00) representing twenty percent (20%) of the Contract Price shall be paid by the BUYER within five (5) banking days after receipt by the BUYER of a Stage Certificate signed by the BUILDER, the BUYER’s REPRESENTATIVE and the Classification Society Surveyor in the form set out in Exhibit C hereto certifying that steel-cutting of the VESSEL has taken place but always provided that the 2nd Instalment shall not be payable earlier than fifteen (15) months prior to the Delivery Date and Buyer’s receipt of the original Refund Guarantee covering the refund of the second instalment in the form of hereto attached as Exhibit A whichever is later.

(c)	3rd Instalment:

The sum of United States Dollars Sixteen Million Only (US$16,000,000.00) representing twenty percent (20%) of the Contract Price shall be paid within five (5) banking days after receipt by the BUYER of a Stage Certificate signed by the BUILDER, the BUYER’s REPRESENTATIVE and the Classification Society Surveyor in the form set out in Exhibit C hereto certifying that laying of the first block of the keel of the VESSEL has taken place always provided that this instalment shall not become due and payable earlier than tweleve (12) months before the Delivery Date and and Buyer’s receipt of the original Refund Guarantee covering the refund of the third instalment in the form of hereto attached as Exhibit A whichever is later.

(d)	4th Instalment:

The sum of United States Dollars Sixteen Million Only (US$16,000,000.00) representing twenty percent (20%) of the Contract Price shall be paid within

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five (5) banking days after receipt by the BUYER of a Stage Certificate signed by the BUILDER, the BUYER’s REPRESENTATIVE and the Classification Society Surveyor in the form set out in Exhibit C hereto certifying that launching of the VESSEL has taken place and Buyer’s receipt of the original Refund Guarantee covering the refund of the 4th instalment in the form of hereto attached as Exhibit A whichever is later.

(e)	5th Instalment:

The sum of United States Dollars Sixteen Million Only (US$16,000,000.00) representing twenty percent (20%) of the Contract Price plus any increase or minus any decrease due to modification and/or adjustment of the Contract Price hereunder in accordance with the provisions of the relevant Articles hereof shall be paid upon delivery of the VESSEL. In accordance with the Contract and Specifications and acceptance by the BUYER and delivery by the BUILDER to the BUYER of the documents set out in Article VII

The parties hereto shall use their best endeavours to agree on all adjustments of the Contract Price, if any, not later than three (3) banking days prior to the scheduled delivery date of the VESSEL.

The date on which any of the above instalments falls to be paid under this Contract shall be referred to as the “Due Date” in this Contract.

5.	Method of Payment:

(a)	1st Instalment:

On or before the Due Date for payment of the 1st intallment, the BUYER shall remit the amount of this instalment by telegraphic transfer to the BANK nominated by the BUILDER at least five (5) banking days prior to the Due Date with U.S. Dollar Saving account (hereinafter called the “BANK”) for the account of the BUILDER quoting the reference “Hull H 1075

(b)	2nd Instalment:

The BUILDER shall by written notice by facsimile notify the BUYER at least seven (7) banking days prior to the scheduled steel-cutting date.

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On or before the Due Date for payment of the 2nd Instalment, the BUYER shall remit the amount of this instalment by telegraphic transfer to the BANK for the account of the BUILDER quoting the reference “Hull H1075”.

(c)	3rd Instalment:

The BUILDER shall by written notice by facsimile notify the BUYER at least seven (7) banking days prior to the scheduled keel-laying date.

On or before the Due Date for payment of the 3rd Instalment, the BUYER shall remit the amount of this instalment by telegraphic transfer to the BANK for the account of the BUILDER quoting the reference “Hull H1075”.

(d)	4th Instalment:

The BUILDER shall by written notice by facsimile notify the BUYER at least seven (7) banking days prior to the scheduled launching date.

On or before the Due Date for payment of the 4th Instalment, the BUYER shall remit the amount of this instalment by telegraphic transfer to the BANK for the account of the BUILDER quoting the reference “Hull H1075”.

(e)	5th Instalment:

The BUILDER shall by provide a detailed written notice to the BUYER by facsimile setting out any adjustment, of the Contract Price in accordance with the Contract not later than fourteen (14) banking days prior to the scheduled Delivery Date.

The BUILDER shall by written notice by facsimile notify the BUYER seven (7) banking days prior to the scheduled delivery date.

The BUYER shall, at least three (3) banking days prior to the scheduled delivery date of the VESSEL, remit by bank transfer the amount of the 5th Instalment as adjusted to the BANK, to be held for the account of the BUYER to be released to the BUILDER against presentation by the BUILDER to the BANK of a copy of the Protocol of Delivery and Acceptance of the VESSEL executed by the BUILDER and the BUYER as set forth in Paragraph 3 of Article VII hereof together with an invoice for the amount due for the 5th

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Instalment.

For the purpose of this Contract, “banking day” means any day excluding Saturday, Sunday and public holidays in New York, Beijing, Hong Kong, Piraeus and London.

6.	Prepayment:

Prepayment of any instalment due on or before delivery of the VESSEL shall be subject to mutual agreement between the Parties hereto.

7.	Refunds:

All payments made by the BUYER prior to the delivery of the VESSEL shall be in the nature of advance to the BUILDER, and in the event this Contract is rescinded and/or cancelled by the BUYER, all in accordance with the specific terms of this Contract or the law permitting such cancellation, the BUILDER shall refund to the BUYER in United States Dollars the full amount of all sums already paid by the BUYER to the BUILDER under this Contract, together with interest at the rate of eight per cent (8%) per annum from the respective payment date(s) to the date of remittance by telegraphic transfer of such refund to the account specified by the BUYER. If the BUILDER is required to refund to the BUYER the instalments paid by the BUYER to the BUILDER as provided in this Article, the BUILDER shall return to the BUYER all of the BUYER’s supplies as stipulated in Article V which were not incorporated in the VESSEL and pay to the BUYER an amount equal to the cost to the BUYER of those supplies that were incorporated to the VESSEL.

As security to the BUYER for the payment of the 1st, 2nd, 3rd and 4th instalments paid prior to the delivery of the VESSEL, the BUILDER shall, within five (5) banking days prior to each installment, respectively provide the BUYER’s bank with an individual Refund Guarantee for each of the 1st, 2nd, 3rd and 4th instalments to be issued by a reputable Chinese and/or international bank and/or international insurance company at the BUILDERS’s option acceptable to Buyers and Buyers bank (the “Refund Guarantor”), in the form and substance of Exhibit A with reasonable amendments, if any. All four Refund Guarantees must be registered with SAFE,

8.	Security for Payment of Instalments before Delivery:

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The BUYER shall, concurrently with the payment of 1st instalment of the Contract Price, deliver to the BUILDER an irrevocable and unconditional letter of guarantee (“Payment Guarantee”) issued by a bank to be nominated by BUYER (“Payment Guarantor”). Such Payment Guarantee issued by the Payment Guarantor in a form annexed hereto as Exhibit B, in favour of the BUILDER, shall guarantee the BUYER’s obligation for the payment of the 2nd instalment of the Contract Price. All cost, fees and duties for such Payment Guarantee shall be borne by BUILDER. Such Payment Guarantee shall be acceptable to BUILDER and BUILDER’s bank.

(End of Article)

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ARTICLE III - ADJUSTMENT OF CONTRACT PRICE

The Contract Price shall be subject to adjustment, as hereinafter set forth, in the event of the following contingencies (it being understood by both Parties that any reduction of the Contract Price is by way of liquidated damages only, and not by way of penalty):

1.	Delivery:

(a)
No adjustment shall be made and the Contract Price shall remain unchanged for the first thirty (30) days of delay in delivery of the VESSEL beyond the Delivery Date as defined in Article VII hereof (ending as of twelve o’clock midnight China Standard Time of the thirtieth (30th) day of delay).

(b)
If the delivery of the VESSEL is delayed more than thirty (30) days after the Delivery Date, then, in such event, beginning at twelve o’clock midnight of the thirtieth (30th) day after the Delivery Date, the Contract Price shall be reduced by deducting therefrom the sum of United States Dollar fifteen thousand only (US$15,000.-) per day from the thirtieth (30th) day till the date of actual delivery as set forth in Article VII hereof.

Unless the Parties hereto agree otherwise, the total reduction in the Contract Price shall be deducted from the Contract Price payable.

(c)
But if the delay in delivery of the VESSEL should continue for a period of one hundred eighty (180) days from the thirty-first (31st) day after the Delivery Date, then, in such event, and after such period has expired, the BUYER may at its option rescind or cancel this Contract in accordance with the provisions of Article X hereof. The BUILDER may, at any time after the expiration of the aforementioned one hundred eighty (180) days of delay in delivery, if the BUYER has not served notice of rescission as provided in Article X hereof, demand in writing that the BUYER shall make an election, in which case the BUYER shall, within fifteen (15) days after such demand is received by the BUYER, notify the BUILDER of its intention either to rescind/cancel this Contract or to consent to the acceptance of the VESSEL at agreed reduction price and at agreed future date (the “Newly Planned Delivery Date”); it being understood by the parties hereto that, if the VESSEL is not delivered by such Newly Planned Delivery Date, the BUYER shall have the same right of rescission or cancellation upon the same terms and conditions as hereinabove provided.

(d)
For the purpose of this Article, the delivery of the VESSEL shall be deemed to be delayed when and if the VESSEL, after taking into full account all postponements of the Delivery Date by reason of Permissible Delays as

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defined in Article VIII, is not delivered by the date upon which delivery is required under the terms of this Contract.

(f)
In the event that the BUILDER is unable to deliver the Vessel on the Newly Planned Delivery Date as declared, the VESSEL can, nevertheless, be delivered by the BUILDER at a date after such declared Newly Planned Date.

In such circumstances, and for the purpose of determining the liquidated damages and/or penalties to the BUYER (according to the provisions of Paragraph 1(b) of this Article) and the BUYER’s right to cancel or rescind this Contract (according to the provisions of Paragraph 1(c) of this Article), the Newly Planned Delivery Date declared by the BUILDER shall not be in any way treated or taken as having substituted the original Delivery Date as defined in Article VII. The BUYER’s aforesaid right for liquidated damages and/or penalties and/or to cancel or rescind this Contract shall be accrued, operated or exercised only to the extent as described in Paragraph 1(a), 1(b) and/or 1(c) of Article III. In whatever circumstances, the Delivery Date as defined in Article VII (not the Newly Planned Delivery Date as declared by the BUILDER) shall be used to regulate, as so described in Paragraph 1 (a), 1(b) and/or 1(c) of Article III, the BUYER’s right for liquidated damages and/or penalties and to rescind this Contract and the BUILDER’s liability to pay the aforesaid liquidated damages and/or penalties resulting from the delay in delivery of the VESSEL.

2.	Speed:

(a)
The Contract Price shall not be affected or changed by reason of the actual speed, as determined by trial run, being less than three-tenths (3/10) of one (1) knot below the Guaranteed Speed of the VESSEL specified and required under Paragraph 3(b) of Article I of this Contract (hereinafter called the Guaranteed Speed”).

(b)
However, commencing with and including such deficiency of three-tenths (3/10) of one (1) knot in actual speed below the Guaranteed Speed of the VESSEL, the Contract Price shall be reduced as follows (but disregarding fractions of one-tenth (1/10) of a knot):

For Three-tenths (3/10) of a knot	-	a total sum of US$100,000.-
For Four-tenths (4/10) of a knot	-	a total sum of US$150,000.-
For Five-tenths (5/10) of a knot	-	a total sum of US$260,000.-
For Six-tenths (6/10) of a knot	-	a total sum of US$400,000.-
For Seven-tenths (7/10) of a knot	-	a total sum of US$550,000.-
For Eight-tenths (8/10) of a knot	-	a total sum of US$700,000.-

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(c)
If the deficiency in actual speed of the VESSEL upon trial run is more than nine-tenths (9/10) of a knot below the Guaranteed Speed of the VESSEL, then the BUYER may, at its option, reject the VESSEL and rescind this Contract in accordance with the provisions of Article X hereof, or may accept the VESSEL at a reduction in the Contract Price as above provided, that is, at a total reduction of United States Dollars seven hundred thousand only (U.S.$700,000.-).

3.	Fuel Consumption:

(a)
The Contract Price shall not be affected or changed by reason of the fuel consumption of the Main Engine, as determined by shop trial as per the Specifications, being more than the Guaranteed Fuel Consumption of the Main Engine of 169 grams/(kilowatt x hour) at MCR specified and required under Paragraph 3(d) of Article I of this Contract, if such excess is not more than five percent (5%) over the Guaranteed Fuel Consumption.

(b)
However, commencing with and including an excess of five percent (5%) in the actual fuel consumption over the Guaranteed Fuel Consumption of the Main Engine, the Contract Price shall be reduced by the sum of United States Dollars (US$100,000.-) for each full one percent (1%) increase in fuel consumption above said five percent (5%) (fractions of one percent (1%) to be prorated), up to a maximum of eight percent (8%) over the Guaranteed Fuel Consumption of the Main Engine.

(c)
If such actual fuel consumption exceeds eight percent (8%) of the Guaranteed Fuel Consumption of the Main Engine, the BUYER may, at its option, reject the VESSEL and rescind this Contract in accordance with the provisions of Article X hereof, or may accept the VESSEL at a reduction in the Contract Price as above specified for eight percent (8%) only, that is, at a total reduction of United States Dollars three hundred thousand (US$300,000.-).

4.	Deadweight:

(a)
The Contract Price shall not be affected or changed by reason of the actual deadweight tonnage determined as provided for in the Specifications being below the deadweight tonnage specified and required under Paragraph 3(c) of Article I of this Contract (hereinafter called the “Guaranteed Deadweight”), if such deficiency in the actual deadweight tonnage is not more than one thousand (1,000) metric tons.

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(b)
In the event that the actual deadweight of the VESSEL as determined in accordance with the Specifications is less than the guaranteed deadweight of the VESSEL, the Contract Price shall be reduced by the sum of United States Dollars one thousand (US$1,000.-) for each full metric ton of such deficiency being more than one thousand (1,000) metric tons, up to a maximum reduction of United States Dollars one million five hundred (U.S.$1,500,000.-) but disregarding fractions of one (1) metric ton.

(c)
In the event of such deficiency in the actual deadweight of the VESSEL being two thousand five hundred (2,500) metric tons or more, then the BUYER may, at its option, reject the VESSEL and rescind this Contract in accordance with the provisions of Article X hereof, or may accept the VESSEL at a reduction in the Contract Price as above provided for metric tons only, that is, at a total reduction of United States Dollars one million five hundred (US$1,500,000.-).

5.	Effect of Rescission:

It is expressly understood and agreed by the Parties hereto that in any case, if the BUYER rescinds this Contract under this Article, the BUYER, subject to the provisions of Article X hereof, shall not be entitled to any liquidated damages, other than the refund of the instalments already paid and payment of interest accrued thereon as provided in Article X hereof.

6.	Method of Settlement:

Every and all adjustment of the Contract Price provided in this Article shall be balanced at the payment due upon delivery of the VESSEL.

(End of Article)

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ARTICLE IV - APPROVAL OF PLANS AND DRAWINGS
AND INSPECTION DURING CONSTRUCTION

1.	Approval of Plans and Drawings:

(a)	The BUILDER shall submit to the BUYER four (4) copies each of the plans and drawings to be submitted thereto for its approval at its address as set forth in Article XVIII hereof.

The BUYER shall, within three (3) weeks after the date of receipt before keel-laying of the VESSEL, and/or within two (2) weeks after the date of receipt after keel-laying of the VESSEL, return by courier service to the BUILDER two (2) copies of such plans and drawings including one (1) copy to be transferred to the REPRESENTATIVE (as defined hereinafter) with the BUYER’s approval or qualified approval with comments written thereon, if any. The BUILDER shall give reply regarding BUYER’s comments within two (2) weeks from the date of receipt. If the BUILDER fails to reply, the BUYER’s approval comments shall be deemed accepted by the BUILDER.

In case the said plans and drawings shall not be returned to the BUILDER from the BUYER within the time limit as hereinabove provided, the BUILDER shall give the BUYER notice by telefax and the BUYER shall acknowledge and inform the BUILDER of the status of approval and if such plans and drawings are not returned to the BUILDER within further five (5) days after the BUILDER’s telefax, such plans and drawings shall be deemed to have been automatically approved without comments unless otherwise agreed.

(b)
When and if the REPRESENTATIVE (as defined hereinafter) shall have been sent by the BUYER to the SHIPYARD in accordance with Paragraph 2 of this Article, the BUILDER may, however at the BUYER’s express written consent only, submit the remainder, if any, of the plans and drawings in the agreed list, to the REPRESENTATIVE for his approval. The REPRESENTATIVE shall, within two (2) weeks after receipt thereof, return to the BUILDER one (1) copy of such plans and drawings with his approval or qualified approval with comments written thereon, if any.

Approval by the REPRESENTATIVE of the plans and drawings duly submitted to him shall be deemed to be the approval by the BUYER for all purposes of this Contract.

(c)
In the event that the BUYER or the REPRESENTATIVE shall fail to return the plans and drawings to the BUILDER within the time limit as hereinabove specified, such plans and drawings shall be deemed to have been automatically approved without any comment.

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The approval of plans and drawings by the BUILDER shall not alter or diminish the responsibility of the BUILDER to design and construct the VESSEL in accordance with the Contract, the Specifications and Plans.

(d)	All documents, drawings, calculations, instruction manuals, etc. which are submitted to the BUYER, shall be in English only.

2.	Appointment of the BUYER’s REPRESENTATIVE:

The BUYER may timely send to and maintain at the SHIPYARD a REPRESENTATIVE who shall be duly authorized in writing by the BUYER (herein called the “REPRESENTATIVE”) to act on behalf of the BUYER in connection with modifications of the Specifications, approval of the plans and drawings, attendance to the tests and inspections relating to the VESSEL, its machinery, equipment and outfitting, and any other matters for which he is specifically authorized by the BUYER.

The BUYER may also send to and maintain at the SHIPYARD up to seven (7) assistants to the REPRESENTATIVE. The BUYER may also send to and maintain at the Main Engine Manufacturer’s factory, at the BUYER’s own cost and expense, two (2) assistants for the period from 3 months prior to the bed assembling up to completion of shop test.

3.	Inspection by REPRESENTATIVE:

The necessary inspection of the VESSEL, its machinery, equipment and outfitting shall be carried out by the Classification Society, other regulatory bodies and/or an inspection team of the BUILDER throughout the entire period of construction, in order to ensure that the construction of the VESSEL is duly performed in accordance with this Contract and the Specifications and the plans.

The REPRESENTATIVE and his assistants shall at all times during working hours during the construction until delivery and acceptance of the VESSEL, have the right to inspect the VESSEL, and all work in progress, materials utilized and quality of work in connection with the construction thereof wherever such work is being done within the SHIPYARD’s premises or such materials and equipment are stored, and the premise of subcontractors of the BUILDER who are doing work or storing materials in connection with the VESSEL’s construction, for the purpose of determining the VESSEL is being constructed in accordance with the terms of this CONTRACT and the Specifications and Plans. The REPRESENTATIVE and his assistants shall have the unrestricted right to visit the VESSEL and all work in

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progress.

The REPRESENTATIVE and his assistants shall also have the right to visit, with the BUILDER’s attendance or introduction as necessary, all property utilized in connection with the construction of the VESSEL, wherever and whenever such property is stored. The REPRESENTATIVE and his assistants may, with the BUILDER’s permission, visit all property of the BUILDER wherever any work for the VESSEL is to be done. Such permission shall not be unreasonably withheld by the BUILDER.

The BUILDER shall give a notice to the REPRESENTATIVE and his assistant(s) at least twenty-four (24) hours advance for tests and inspections within the SHIPYARD stating particulars of any tests and inspections which may be attended by the REPRESENTATIVE and his assistants provided that in exceptional circumstances the manner in which such notice is given may be modified by mutual agreement. Also BUILDER shall give a notice to the REPRESENTATIVE and his assistants of the date and place of such tests and inspections including three (3) days prior notice of auxiliary engines test and seven (7) days prior notice of Main Engine tests. For tests and inspections outside the SHIPYARD, sufficient advance notice to allow for the REPRESENTATIVE and his assistants to arrange transportation shall be given. This advance notice should not be less than three (3) days for tests and inspections that require air travel for attendance. Any inspection schedule must be reasonable at all times in order to allow the REPRESENTATIVE and his assistants to carry out their duties properly and inspections must be evenly spread over a reasonable time. The inspection thus exercised on behalf of BUYER shall not alter or diminish the responsibility of BUILDER to construct VESSEL in accordance with the Contract, the Specifications and Plans. Once a test has been witnessed and approved by the BUYER’s REPRESENTATIVE, the same test should not have to be repeated, provided it has been carried out in compliance with the requirements of the Classification Society and Specifications.

In the event that the BUYER’s REPRESENTATIVES discovers any construction or material or workmanship which does not conform to the requirements of this Contract and/or the Specifications, the BUYER’s REPRESENTATIVES shall promptly give the BUILDER a notice in writing as to such non-conformity. Upon receipt of such notice from the BUYER’s REPRESENTATIVES, the BUILDER shall correct such non-conformity or, if it does not, shall respond in writing within seven (7) working days of receipt of the notice stating the reasons why it does not agree. If there is any difference of opinion between the parties as to the conformity of the VESSEL with the Contract and the Specifications the parties shall try to settle the dispute by negotiation. Should the dispute not be settled by negotiation it may, if mutually agreed upon, be referred to the Classification Society or a mutually agreed expert whose opinion shall be final and binding upon the parties hereto,

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failing which the dispute shall be referred to arbitration pursuant to Article XIII hereof.

4.	Facilities:

The BUILDER shall at no cost to the BUYER furnish suitably lighted and air-conditioned office space within the SHIPYARD or in the immediate vicinity of the BUILDER’s SHIPYARD, for a team of up to eight (8) persons including the REPRESENTATIVE and his assistant(s), with office furniture, meeting table, filling cabinets and public toilet and shower space and other reasonable facilities. Separate telephone line and facsimile receiver suitable for international calls, broadband internet connection shall be provided in the REPRESENTATIVE’s office. Charges for telecommunications services shall be paid by the BUYER as billed by the telecommunications authorities.

All transportation in the Greater Nantong Area, shall be provided to the REPRESENTATIVE by the BUILDER. The travel expenses for the said access to the BUILDER’s subcontractors outside of the Greater Nantong Area in the People’s Republic of China shall be at BUYER’s account.

The REPRESENTATIVE shall be on duty during the working time of the BUILDER, which is or is deemed to be Monday thru Saturday, 7:00 am to 5:00 pm.

During last month of the period of construction of VESSEL, office space, washing facilities in SHIPYARD shall be provided for VESSEL’s senior officers and crew.

The BUILDER shall assist the BUYER in arranging necessary visa(s) for the REPRESENTATIVE and his assistant(s) to enter China.

5.	Liability of the BUILDER:

The REPRESENTATIVE and his assistant(s) shall at all times be deemed to be employees of the BUYER and not of the BUILDER. The BUILDER shall be under no liability whatsoever to the BUYER, the REPRESENTATIVE or his assistant(s) for personal injuries, including death, suffered during the time when he or they are on the VESSEL, or within the premises of either the BUILDER or its subcontractors, or are otherwise engaged in and about the construction of the VESSEL, unless, however, such personal injuries including death were caused by a negligence of the BUILDER, or of any of its employees or agents or subcontractors.

The BUILDER shall be under no liability whatsoever to the BUYER, the REPRESENTATIVE or his assistant(s) for damage to, or loss or destruction of

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property in the People’s Republic of China of the BUYER or of the REPRESENTATIVE or his assistant(s), unless such damage, loss or destruction were caused by negligence of the BUILDER, or of any of its employees or agents or subcontractors.

6.	Responsibility of the BUYER:

The BUYER shall undertake and assure that the REPRESENTATIVE and his assistant(s) shall carry out his duties hereunder in accordance with the normal shipbuilding practice of the BUILDER and in such a way as to avoid any unnecessary increase in building cost, delay in the construction of the VESSEL, and/or any disturbance in the construction schedule of the BUILDER.

The BUILDER has the right to request the BUYER in writing to replace any REPRESENTATIVE who is reasonably deemed unsuitable and unsatisfactory for the proper progress of the VESSEL’s construction together with reasons. The BUYER may investigate the situation by sending its representative to the BUILDER’S SHIPYARD, if necessary, and if the BUYER considers that such BUILDER’s request is justified, the BUYER shall effect the replacement as soon as conveniently arrangable.

7.	Salaries and Expenses:

All salaries and expenses of the REPRESENTATIVE, his assistant(s) or any other employees employed by the BUYER under this Article shall be for the BUYER’s account except for those mentioned under the Paragraph 4 in this Article.

(End of Article)

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ARTICLE V - MODIFICATION

1.	Modification of Specifications:

The Specifications and plans in accordance with which the VESSEL shall be constructed, may be modified and/or changed at any time hereafter by written agreement of the Parties hereto, provided that such modifications and/or changes or an accumulation thereof will not, in the BUILDER’s reasonable judgement, materially affect the BUILDER’s other commitments and provided further that the BUYER shall assent to adjustment of the Contract Price, date of delivery of the VESSEL and other terms of this Contract, if any, as provided herein. Subject to the above, the BUILDER hereby agrees to accommodate such reasonable requests by the BUYER so that the said changes and/or modifications may be made at reasonable and justified cost, and within the shortest period of time reasonably possible.

Any such agreement in writing for modifications and/or changes shall include an agreement as to the increase or decrease, if any, in the Contract Price of the VESSEL together with an agreement as to any extension or reduction in the time of delivery, or any other alterations in this Contract, or the Specifications occasioned by such modifications and/or changes. The aforementioned agreement to modify and/or to change the Specifications may be effected by an exchange of duly authenticated letters or telefaxes, manifesting such agreement. The letters and telefaxes exchanged by the Parties hereto pursuant to the foregoing shall constitute an amendment of the Specifications under which the VESSEL shall be built, and such letters and telefaxes shall be deemed to be incorporated into this Contract and the Specifications by reference and made a part hereof. Upon consummation of the agreement to modify and/or to change the Specifications, the BUILDER shall alter the construction of the VESSEL in accordance therewith, including any additions to, or deductions from, the work to be performed in connection with such construction.

If, for whatever reasons, the Parties hereto shall fail, within a reasonable period, to agree on the adjustment of the Contract Price or extension of time of delivery or modification of any terms of this Contract which are necessitated by such modifications and/or changes, then the BUILDER shall be entitled to refuse to make any such modifications or changes requested by the BUYER by a notification of the same in writing to the BUYER.

The BUILDER may make changes to the Specifications, if found necessary for introduction of improved production methods or otherwise, provided that the BUILDER shall first obtain the BUYER’s approval.

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2.	Change in Class, etc.:

In the event that, after the date of signing this Contract, any requirements as to the rules and regulations as specified in this Contract to which the construction of the VESSEL is required to conform, are altered or changed, as per Paragraph 2 of Article I, by the Classification Society or the other regulatory bodies authorized to make such alterations or changes, the BUILDER shall transmit such information in full to the BUYER in writing, whereupon within twenty one (21) days after receipt of the said notice by the BUYER shall, in its sole discretion decide and instruct the BUILDER in writing as to the alterations or changes, if any, to be made in the VESSEL. The BUILDER shall promptly comply with such alterations or changes in the construction of the VESSEL, only provided that the Parties shall have first agreed:

(i)
As to any reasonable increase or decrease in the Contract Price of the VESSEL that is occasioned by the cost for such compliance according to and in compliance with Paragraph 1 of this Article V; and/or

(ii)	As to any extension in the time for delivery of the VESSEL that is necessary due to such compliance; and/or

(iii)	As to any decrease in the Guaranteed Deadweight and the Guaranteed Speed of the VESSEL, if such compliance results in reduced deadweight, cargo capacity and speed; and/or

(iv)	As to any other alterations in the terms of this Contract, if such compliance makes such alterations of the terms necessary.

Agreements as to such alterations or changes under this Paragraph shall be made in the same manner as provided in Paragraph 1 of this Article for modifications or changes to the Specifications.

3.	Substitution of Materials:

In the event that any of the materials required by the Specifications or otherwise under this Contract for the construction of the VESSEL cannot be procured in time or are in short supply to maintain the Delivery Date of the VESSEL, the BUILDER may, provided that the BUYER shall so agree in writing, which shall not be unreasonably withheld, supply other materials and/or equipment of and with equivalent quality and capable of meeting the requirements of the Classification Society and of the rules, regulations and requirements with which the construction

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of the VESSEL must comply. Any agreement as to such substitution of materials shall be effected in the manner provided in Paragraph 1 of this Article.

(End of Article)

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ARTICLE VI - TRIALS AND ACCEPTANCE

1.	Notice:

The BUYER and the REPRESENTATIVE shall be entitled to receive from the BUILDER at least thirty (30) days’ notice in advance, followed by seven (7) days’ definitive notice in advance, in writing or by telefax (confirmed in writing), of the scheduled time and place of the VESSEL’s sea trial as described in the Specifications (hereinafter called the “Trial Run”) and the BUYER and the REPRESENTATIVE shall promptly acknowledge receipt of such notice. If the time and/or place of the trial run of the VESSEL has to be altered, a three (3) days definite notice shall be sent to the BUYER by telefax.

The BUYER shall have a representative and/or its REPRESENTATIVE and/or his assistant(s) on board the VESSEL to witness such Trial Run. Failure in attendance of the representative and/or its REPRESENTATIVE and/or his assistant(s) of the BUYER at the Trial Run of the VESSEL for any reason whatsoever after due notice to the BUYER as above provided, shall be deemed to be a waiver by the BUYER of its right to have its representative and/or its REPRESENTATIVE and/or his assistant(s) on board the VESSEL at the Trial Run, and the BUILDER and the class surveyor may conduct the Trial Run without the representative and/or its REPRESENTATIVE and/or his assistant(s) of the BUYER being present, and in such case the BUYER shall be obliged to accept the VESSEL on the basis of a certificate of the BUILDER with an approval from the Classification Society certifying that the VESSEL, upon Trial Run, is found to conform to this Contract and the Specifications.

2.	Weather Condition:

The Trial Run shall be carried out under the weather condition which is deemed favourable enough by the reasonable judgment of the BUILDER and the BUYER.

In the event of unfavourable weather on the date specified for the Trial Run, the same shall take place on the first available day thereafter that the weather condition permits. It is agreed that, if during the trial run of the VESSEL, the weather should suddenly become so unfavourable that orderly conduct of the trial run can no longer be continued, the trial run shall be discontinued and postponed until the first favourable day next following, unless the BUYER shall assent in writing to acceptance of the VESSEL on the basis of the trial run already made before such discontinuance has occurred.

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Any delay of trial run caused by such unfavourable weather condition shall operate to postpone the Delivery Date by the period of delay involved and such delay shall be deemed as a Permissible Delay in the delivery of the VESSEL.

3.	How Conducted:

All expenses in connection with the Trial Run are to be for the account of the BUILDER and the BUILDER shall provide at its own expense the necessary crew to comply with conditions of safe navigation. The Trial Run shall be conducted in the manner prescribed in the Specifications, and shall prove fulfilment of the performance requirements for the trial run as set forth in the Specifications.

Notwithstanding the foregoing, lubricating and hydraulic oils and greases necessary for the period of construction and the trial run of the VESSEL shall be supplied by the BUYER at the SHIPYARD prior to the time required and fuel oils, water, fresh water and stores for the conduct of the Trial Run or Trial Runs shall be supplied by the BUILDER for its account. The lubricating and hydraulic oils and greases supplied by the BUYER shall be in accordance with the Specifications and instruction of the BUILDER. The fuel oil supplied by the BUILDER, and lubricating oil and hydraulic oil supplied by the BUYER shall be in accordance with the applicable engine specifications. The BUYER shall communicate to the BUILDER the intended oil suppliers for the VESSEL and the BUILDER shall comply with above requirements.

4.	Method of Acceptance or Rejection:

(a)
Upon completion of the trial run, the BUILDER shall give the BUYER a notice of completion of the trial run together with written reports recording off all the trials, as and if the BUILDER considers that the results of the trial run indicate conformity of the VESSEL to this Contract and the Specifications. The BUYER shall, within five (5) banking days after receipt of such notice from the BUILDER notify the BUILDER by telefax of its acceptance or of its rejection of the Trial Run results, together with the reasons therefor.

(b)
However, should the result of the Trial Run indicate that the VESSEL or any part thereof including its equipment does not conform to the requirements of this Contract, the BUILDER shall investigate together with the REPRESENTATIVE the cause of such non-conformance and determine the proper steps to be taken to remedy the same and make whatever corrections and alterations and/or re-Trial Run or Trial Runs as may be necessary without extra cost to the BUYER, and upon notification by the BUILDER of the completion of such alterations or corrections and/or re-Trial or re-Trials the BUYER shall, within five (5) business days, notify the BUILDER by telefax

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(confirmed in writing) of its acceptance of the VESSEL or of the rejection of the Trial Run results, together with the reason therefore, taking into account the alterations and corrections and/or retrial or retrials by the BUILDER.

(c)
In the event that the BUYER fails to notify the BUILDER by facsimile of the acceptance, or the rejection of the trial run together with the reason therefor within the period as provided in the above Sub-paragraph (a) or (b), the BUYER shall be deemed to have accepted the VESSEL.

(d)
Any dispute arising between the parties hereto as to whether the VESSEL and its equipment and machinery comply with this Contract and/or Specifications, or as to the result of any trial run of the VESSEL, or relating to the BUYER’s rejection to take delivery of the VESSEL, shall be resolved in accordance with Article XIII.

(e)
Nothing herein shall preclude the BUYER from accepting the VESSEL with its qualifications and/or remarks following the Trial Run and/or further tests or trials as aforesaid and the BUILDER shall be obliged to comply with and/or remove such qualifications and/or remarks (if such qualifications and/or remarks are reasonably acceptable to the BUILDER) at the time before effecting delivery of the VESSEL to the BUYER under this Contract.

5.	Effect of Acceptance:

Subject to the provisions of this Contract, BUYER’s acceptance of the VESSEL as above provided shall be final and binding so far as conformity of the VESSEL to this Contract and the Specifications is concerned, and shall preclude the BUYER from refusing formal delivery of the VESSEL as hereinafter provided, if the BUILDER complies with all other procedural requirements for delivery as provided in Article VII hereof.

6.	Disposition of Surplus Consumable Stores:

Following conclusion of the Trial Runs and acceptance of the VESSEL by the BUYER, the BUYER shall reimburse the BUILDER at original net purchase price as evidenced by invoices for fuel oils on board in storage tanks and delivered to the BUYER with the VESSEL.

The BUILDER shall absorb the cost of lubricating and hydraulic oil and greases consumed during Trial Runs excluding lubricating oils and greases remaining in the main engine, other machinery and their pipes, stem tube and the like, at BUYER’s net purchase prices as evidenced by invoices.

(End of Article)

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ARTICLE VII - DELIVERY

1.	Time and Place:

Following completion of the Trial Run (or, as the case may be, any re-Trial Run or re-Trial Runs), the VESSEL shall be delivered safely afloat by the BUILDER to the BUYER at the SHIPYARD in accordance with the Specifications and with all Classification Society notation and statutory certificates specified in Paragraph 2 of Article I on or before 31st March 2010 but in any case not during the period between 15th November, 2009 and 5th January, 2010, except that in the event of delays in the construction of the VESSEL or any performance required under this Contract due to causes which under the terms of this Contract permit postponement of the date for delivery, the aforementioned date for delivery of the VESSEL shall be postponed accordingly.

The aforementioned date, or such later date to which the requirement of delivery is postponed pursuant to such terms, is herein called the “Delivery Date”.

2.	Notice:

The BUILDER shall give an approximate notice to the BUYER of the expected date of delivery on or before thirty (30) calendar days prior to the scheduled delivery date. A preliminary notice shall be given to the BUYER at least two (2) months prior to the scheduled delivery date. The BUILDER shall be entitled to deliver the VESSEL prior to the Delivery Date with thirty (30) days written notice to BUYER.

3.	When and How Effected:

Provided that the BUILDER and the BUYER shall have fulfilled all of its obligations stipulated under this Contract, delivery of the VESSEL shall be effected forthwith by the concurrent delivery by each of the Parties hereto to the other of the PROTOCOL OF DELIVERY AND ACCEPTANCE, acknowledging delivery of the VESSEL by the BUILDER and acceptance thereof by the BUYER, which protocol shall be prepared in duplicate and executed by each of the Parties hereto.

4.	Documents to be Delivered to the BUYER:

Acceptance of the VESSEL by the BUYER shall be conditioned upon the BUILDER’s delivery and receipt thereof by the BUYER of the following documents, subject to Paragraph 2 Article V hereof, to the BUYER, which shall accompany the PROTOCOL OF DELIVERY AND ACCEPTANCE:

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(a)	PROTOCOL OF TRIALS OF THE VESSEL made pursuant to the Specifications.

(b)	PROTOCOL OF INVENTORY of the equipment of the VESSEL, including spare parts and the like, all as specified in the Specifications.

(c)	PROTOCOL OF STORES OF CONSUMABLE NATURE referred to under Paragraph 6 of Article VI hereof, including the original purchase price thereof.

(d)
ALL CERTIFICATES including three (3) originals of the BUILDER’s CERTIFICATE (duly attested by notary public if necessary) required to be furnished upon delivery of the VESSEL pursuant to this Contract and the Specifications. All other certificates, except for BUILDER’s CERTIFICATE, shall be delivered in one (1) original to the VESSEL and two (2) copies to the BUYER. It is agreed that if, through no fault on the part of the BUILDER, the classification certificate and/or other certificates are not available at the time of delivery of the VESSEL, provisional certificates shall be accepted by the BUYER, provided that the BUILDER shall furnish the BUYER with the formal certificates within three (3) months after delivery of the VESSEL however in any event before the expiry of such provisional certificates, unless otherwise mutually agreed.

(e)
DECLARATION OF WARRANTY of the BUILDER that the VESSEL is delivered to the BUYER free and clear of any liens, charges, claims, mortgages, or other encumbrances upon the BUYER’s title thereto, and in particular, that the VESSEL is absolutely free of all burdens in the nature of imposts, taxes or charges imposed by the Chinese governmental authorities, as well as of all liabilities of the BUILDER to its subcontractors, employees and crew, and/or of all liabilities arising from the operation of the VESSEL in Trial Runs, or otherwise, prior to delivery.

(f)	FINISHED DRAWINGS AND PLANS pertaining to the VESSEL as stipulated in the Specifications.

(g)	COMMERCIAL INVOICE in triplicate, with main particulars of the VESSEL.

(h)	BILL OF SALE in three (3) originals, duly notarized and legally attested.

(i)	PROTOCOL OF DEADWEIGHT DETERMINATION and inclining experiments.

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(j)
NON-REGISTRATION-CERTIFICATE, as a copy, issued by the competent local authority, stating that the VESSEL is not registered at the time of Delivery; the original instrument shall be delivered within thirty (30) business days after delivery of such copy; and

(k)	Any other reasonable document required by flag authority for the registration of the VESSEL;

The BUILDER shall provide to the BUYER, at least fourteen (14) days prior to the Delivery Date, the drafts of the above-mentioned documents.

5.	Tender of the VESSEL:

If the BUYER fails to take delivery of the VESSEL after completion thereof according to this Contract and the Specifications without any justifiable reason, the BUILDER shall have the right to tender delivery of the VESSEL after compliance with all procedural requirements as above provided.

6.	Title and Risk:

Title to and risk of loss of the VESSEL shall pass to the BUYER from the BUILDER only upon delivery and acceptance thereof having been completed as stated above; it being expressly understood that, until such delivery is effected, title to and risk of loss of the VESSEL and her machinery and equipment shall be entirely in the BUILDER.

The BUILDER may mortgage this VESSEL for financing purpose provided that, upon delivery, the BUILDER shall provide the BUYER with a declaration of warranty in accordance with Paragraph 4 (e) of this Article and present to the BUYER original documents, if requested, at the SHIPYARD, and provide copies thereof, verifying that any such mortgage, lien and/or other encumbrance has been done away with and is cleared, and the VESSEL is free and clear of such.

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7.	Removal of the VESSEL:

The BUYER shall take possession of the VESSEL immediately upon delivery and acceptance thereof, and shall remove the VESSEL from the mooring quay of the SHIPYARD as soon as possible within three (3) business days after delivery and acceptance thereof is effected. If the BUYER shall not remove the VESSEL from the mooring quay of the SHIPYARD within the aforesaid three (3) business days, then, in such event, the BUYER shall pay to the BUILDER the reasonable mooring charges of the VESSEL.

(End of Article)

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ARTICLE VIII - DELAYS AND EXTENSION OF TIME FOR DELIVERY
(FORCE MAJEURE)

1.	Causes of Delay:

If, at any time before actual delivery, either the construction of the VESSEL, or any performance required hereunder as a prerequisite of delivery of the VESSEL, is delayed as a result of Acts of God (including fire, flood, tidal waves, earthquake, typhoons, drought or other natural catastrophe), war, invasion, act of foreign or public enemies, hostilities (whether war is declared or not), civil war, rebellion, revolution, insurrection, terrorist activities, blockage, freight embargo, labour dispute, strike, lockout, local outside air temperature higher than 40 degree centigrade, or disaster similar in nature beyond the control of the BUILDER (hereinafter “Force Majeure”) or by destruction of the BUILDER or works of the BUILDER, or of the VESSEL or any part thereof, by Force Majeure or due to the delay caused by Force Majeure in the supply of parts essential to the construction of the vessel, then, in the event of delay due to the happening of any of the aforementioned contingencies, the BUILDER shall not be liable for such delay and the time for delivery of the VESSEL under this Contract shall be extended without any reduction in the Contract Price for a period of time which shall not exceed the total duration of all such delays, subject nevertheless to the BUYER’s right of cancellation under Paragraph 3 of this Article VIII, notwithstanding and accounting for all relevant provisions of this Contract which may additionally constitute extension of the time of delivery of the VESSEL. Any Party asserting Force Majeure as an excuse shall have the onus to show that reasonable steps were taken under the circumstances to prevent and/or minimize delay or damages caused by foreseeable events, that all non-excused obligations were substantially fulfilled, and that the other Party was timely notified of the likelihood or actual occurrence which would justify such an assertion, so that other prudent precautions could be contemplated.

2.	Notice of Delays:

Within five (5) working days from the date of occurrence of any cause of delay, on account of which the BUILDER claims that it is entitled under this Contract to a postponement of the Delivery Date, the BUILDER shall notify the BUYER in writing or by facsimile together with supporting evidence of the date such cause of delay occurred. Likewise, within five (5) working days after the date of ending of such cause of delay, the BUILDER shall notify the BUYER in writing or by facsimile of the date such cause of delay ended. The BUILDER shall also notify the BUYER of the period, by which the Delivery Date is postponed by reason of such cause of delay, with all reasonable despatch after it has been determined.

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Failure of the BUYER to acknowledge receipt of the BUILDER’s written notification of any claim for extension of the Delivery Date after receipt by the BUYER of such notification shall be deemed to be a waiver by the BUYER of its right to object to such extension.

3.	Definition of Permissible Delays:

Delays on account of such causes as specified in Paragraph 1 of this Article and other delays of a nature which under the terms of this Contract expressly permits postponement of the Delivery Date shall be understood to be Permissible Delays.

4.	Definition of Non-Permissible Delays:

All other delays, exclusive, however, of delays which the Arbitrators (as referred to the Article XIII hereof) determine to be permissible and result in an extension of the delivery date and of delays caused by any delimit in performance by the BUYER the nature of which under the terms of this Contract permits extension of the time of delivery, shall be deemed to be Non-Permissible Delays on account of which the Contract Price is subject to adjustment as provided in Article III hereof.

5.	Right to Rescind for Excessive Delay:

If the total accumulated time of all delays on account of causes specified in Paragraph 1 of Article III and Paragraph 1 of this Article VIII, amounts to two hundred (200) days or more, then, in such event, the BUYER may rescind this Contract in accordance with the provisions of Article X hereof. The BUILDER may, at any time after the total accumulated time of the aforementioned delays justifying rescission by the BUYER, demand in writing that the BUYER shall make an election, in which case the BUYER shall, within thirty (30) days after such demand is received by the BUYER, either notify the BUILDER of its intention to rescind this Contract, or consent to a postponement of the Delivery Date to a specific future date; it being understood and agreed by the Parties hereto that, if any further delay occurs on account of causes justifying rescission as specified in this Article, the BUYER shall have the same right of rescission upon the same terms as hereinabove provided as if the said revised future date for delivery, New Delivery Date, was the Delivery Date as defined in Article VII.

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If the BUYER fails to notify the BUILDER of its rescission of this Contract as specified above within such thirty (30) days period, the Buyer shall be deemed to have consented to the delivery of the VESSEL at the future date for delivery proposed by the BUILDER.

(End of Article)

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ARTICLE IX - WARRANTY OF QUALITY

1.	Guarantee of Material, Workmanship:

The BUILDER, for a period of twelve (12) months from the date of delivery of the VESSEL to the BUYER, shall guarantee the VESSEL, its hull and machinery and all parts and equipment thereof including machinery appurtenances that are manufactured or furnished or supplied by the BUILDER and/or its subcontractors under this Contract against all defects which are due to defective material, and/or poor workmanship of the BUILDER and/or its subcontractors (the “Guarantee Period”) provided that such defects have not been caused by perils of the sea, rivers or navigation, or by normal wear and tear, fire, accident, mismanagement, negligence or willful neglect, or by alteration or addition by the BUYER.

The provisions set forth under this Article as to the Guarantee of the BUILDER shall not apply to any articles supplied by the BUYER except as to improper installation thereof made by the BUILDER.

The propeller shall be well designed. Detailed cavitation calculation shall be submitted to the BUYER for reference. If any phenomenon of cavitation and erosion occurred, the BUILDER has the responsibility to remedy it.

Any additional warranty and/or guarantee period in excess of twelve (12) months offered by any manufacturer and/or BUILDER’s subcontractors shall be automatically passed on to the BUYER and all such rights and claims under any applicable warranty and guarantee are herewith transferred or deemed to be transferred to the BUYER upon delivery of the VESSEL.

2.	Notice of Defects:

The BUYER shall notify the BUILDER in writing or by facsimile as promptly as possible after discovery of the any defects or deviations for which claims is to be made under this Guarantee. The BUYER’s written notice shall describe the nature of the defect and the extent of the damage caused thereby. The BUILDER shall be under no obligation with respect to this Guarantee to any claim for defects discovered after the expiry date of the Guarantee, unless notice of such defect is given by the BUYER to the BUILDER not later than thirty (30) days after such expiry date. Telefaxed advices within thirty (30) days after expiry date that a claim is forthcoming will be sufficient compliance with the requirement as to time. If the BUILDER becomes aware of defective materials or a serious defect in the design or construction of the VESSEL or any other vessel built by the BUILDER, that endangers the safe operation of the VESSEL, the BUILDER shall use its best efforts to immediately notify the BUYER by telefax.

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3.	Remedy of Defects:

(a)
The BUILDER shall remedy, at its expense, any defect against which the VESSEL or any part of equipment thereof is guaranteed under this Article IX by repairing or replacing the defective parts in the BUILDER’s SHIPYARD. Such repairs or replacing defective parts will be made by the BUILDER free of charge.

(b)	Such repairs or replacement will be made at the BUILDER’s SHIPYARD unless the VESSEL cannot be conveniently brought there.

However, if it is inconvenient to bring the VESSEL to the BUILDER’s SHIPYARD and if it is likewise not feasible for the BUILDER to forward replacements for the defective parts so as to avoid impairment and delay to the VESSEL’s operation or working, then, in such event, the BUYER shall cause the necessary repairs or replacements to be made elsewhere at the discretion of the BUYER, provided, however, that the BUYER shall give the BUILDER notice in writing or facsimile confirmed in writing of the time and place such repairs will be made, if the VESSEL is not thereby delayed or her operation or working is not thereby impaired, the BUILDER shall have the right to verify by its own representative the nature and extent of the defects complained of. The BUILDER, in such cases, shall promptly advise the BUYER by facsimile, after such verification has been completed, of its acceptance or rejection of the defect as one that is subject to the Guarantee herein provided. In all minor cases, the Guarantee Engineer, if applicable, will act for and on behalf of the BUILDER.

Then and in any of the circumstances set out below, the BUILDER shall immediately pay to the BUYER in United States Dollars by telegraphic transfer either (i) the actual cost for such repairs or replacements including forwarding charges, or (ii) at the average cost of making similar repairs or replacements including forwarding charges as quoted by a leading SHIPYARD in each of Japan, South Korea, Singapore, Malta, and China, whichever (i) or (ii) is lower:

(aa)	upon the BUILDER’s acceptance of the defects as justifying remedy under this Article, which shall not be unreasonably withheld; or

(bb)	if the BUILDER neither accepts nor rejects the defects, nor requests arbitration within fifteen (15) days after its receipt of the BUYER’s notice of defects; or

(cc)	upon determination in an arbitration process in accordance with Article XIII that the defect(s) in question fall within the provisions of this Article IX.

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(c)
In the event it is necessary to forward the replacement for the defective parts under the BUILDER’s Guarantee, the BUILDER shall forward the same at Cost Insurance and Freight by sea. However, if such replacement(s) is/are indispensably essential to and urgently required for the seaworthiness of the VESSEL, the BUILDER shall forward the same at Cost Insurance and Freight by airfreight. Seafreight and/or airfreight thereby incurred are for account of the BUILDER.

All disputes in this connection, including any disputes arising on the question of cost or upon the rejection by the BUILDER, upon impartial verification of the defects as aforesaid and all other disputes connected with or arising upon the discovery by the BUYER of the defects which cannot be amicably settled between the BUYER and the BUILDER shall be referred to the Classification Society. However, if the decision of the Classification Society is not acceptable to either or both parties, such disputes shall be then referred to arbitration as provided in ARTICLE XIII of this Contract.

(d)
If all the defects for which the BUILDER is responsible under this Article are discovered and notified before the expiration of the guarantee period, then these defects shall be agreed in writing between the Parties hereto as being guarantee items by the end of guarantee period and shall be repaired or replaced in the manner provided hereinabove in principle within four (4) months after such expiration of the guarantee period or at a later date to be mutually agreed upon.

If the said defects are not repaired or replaced within the said four (4) months period, or on or before said later date to be mutually agreed upon, due to inconvenience at the BUILDER, the BUYER has the right to cause the repairs or replacements to be made at the discretion of the BUYER and the BUILDER shall pay to the BUYER for such repairs or replacements a sum in United States Dollars equal to the average of the reasonable cost of making the same repairs or replacements including forwarding charges as quoted by a leading SHIPYARD in each of Japan, South Korea, Singapore, Malta, and China.

At the expiration of the twelve (12) months from delivery of the VESSEL, all liabilities on the part of the BUILDER shall duly cease, except for those defects, repairs or replacements of which cannot be carried out on or before twelve (12) months after delivery of the VESSEL. The BUILDER’s liabilities on such defects shall be extended up to and cease upon completion of their repairs and replacements.

(e)	The VESSEL shall, at the sole discretion of the BUYER, drydock for guarantee termination survey in China on or before the expiry date of the 12-months

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guarantee period. However, the BUILDER hereby agrees that should the VESSEL not be able to return to China within the stipulated time allowed for the 12-months drydocking, then, either the BUILDER shall agree to the VESSEL’s drydocking arranged by the BUYER which is made available near to the VESSEL’s actual position, or the BUILDER shall extend the time to enable the VESSEL to return to China to complete the said drydocking for guarantee termination survey, provided that such extension of the time shall not be more than three (3) months after said 12-months Guarantee Period.

If defect(s) be found on rudder, propeller, bottom, other underwater part(s) or tail-end shaft and such defect(s) including but not limited to coatings is/are to be remedied by the BUILDER under the BUILDER’s guarantee as provided in this Article, the BUILDER shall pay the expenses of said drydocking while the VESSEL is in drydock to the extent as far as the BUILDER’s guarantee work is concerned. In all other cases the expenses of the said drydocking shall be borne by the BUYER.

(f)	In any case, the VESSEL shall be taken at the BUYER’s cost and responsibility to the place elected, ready in all respects for such repairs or replacements.

4.	Extent of BUILDER’s Liability:

The BUILDER shall be under no obligation with respect to defects discovered after the expiration of the Guaranteed Period specified above. The BUILDER shall be liable to the BUYER for the defects specified in Paragraph 1 of this ARTICLE provided that such liability of the BUILDER shall be limited to damage occasioned within the Guarantee Period specified in Paragraph 1 above. The BUILDER shall however be under no obligation for any remote and/or consequential damages occasioned by any defect or for any loss of time in operating or repairing the VESSEL, or both, caused by any defect.

The BUILDER shall not be obliged to repair, or be liable for, damages to the VESSEL, or any part or equipment thereof, which after acceptance of the VESSEL by the BUYER are caused by other than the defects of the nature specified in Paragraph 1 above, nor shall there be any BUILDER’s liability hereunder for defects in the VESSEL, or any part or equipment thereof, caused by fire or accidents at sea or elsewhere subsequent to acceptance of the VESSEL by the BUYER, or mismanagement, accident, negligence, or willful neglect on the part of the BUYER, its employees or agents, or of any persons other than employees, agents or subcontractors of the BUILDER, on or doing work on, the VESSEL, including the VESSEL’s officers, crew and passengers, other than the BUILDER, its employees, agents or subcontractors.

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Likewise, the BUILDER shall not be liable for defects in the VESSEL, or any part or equipment thereof, that are due to repairs, which were made by others than the BUILDER and/or its subcontractors or with prior consent of the BUILDER at the direction of the BUYER, as hereinabove, except in the event of default by the BUILDER of its obligations under Paragraph 3 of this Article. Should the facsimile advice of defects in guarantee period be noticed by the BUYER to the BUILDER, notwithstanding the nature of such defects being in compliance with the Specifications described in Paragraph 1 of the Article as guarantee item or not, the BUILDER shall take active measures to assist the BUYER to remedy the defects in the quickest way.

The guarantee contained as hereinabove in this Article (the “Guarantee”) replaces and excludes any other liability, guarantee, warranty and/or condition imposed or implied by the law, customary, statutory or otherwise, applying to the construction and sale of the VESSEL by the BUILDER for and to the BUYER.

(End of Article)

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ARTICLE X - RESCISSION OF THE CONTRACT

1.	Notice:

The payments made by the BUYER prior to the delivery of the VESSEL shall be in the nature of advances to the BUILDER. In the event that the BUYER shall exercise its right of rescission and/or cancellation of this Contract under and pursuant to any of the provisions of this Contract specifically permitting the BUYER to do so, then the BUYER shall notify the BUILDER in writing or by facsimile and such rescission and/or cancellation shall be effective as of the date notice thereof is received by the BUILDER.

The declaration of default and the notice to cancel and/or rescind this Contract may be set forth in the same document.

2.	Refund by the BUILDER:

Thereupon the BUILDER shall refund to the BUYER the full amount of all sums paid by the BUYER to the BUILDER on account of the VESSEL within seven (7) days together with an amount equal to the original purchase prices of the BUYER’s supplied material as evidenced by the invoice issued by the each supplier of the same including lubricating oil, grease and fuel oil, if any, which are purchased by the BUYER to the VESSEL, except those items which are able to return to the BUYER, unless the BUILDER proceeds to the arbitration under the provisions of Article XIII hereof.

In such event, the BUILDER shall pay the BUYER interest at the rate of eight percent (8%) per annum on the amount required herein to be refunded to the BUYER, computed from the respective dates on which such sums were paid by the BUYER to the BUILDER to the date of remittance by telegraphic transfer of such refund with interest to the BUYER by the BUILDER, provided, however, that if the said rescission by the BUYER is made under the provisions of Paragraph 1 of Article VIII hereof, then in such event the BUILDER shall pay to the BUYER the interest at the rate of four percent (4%) per annum. The bank charges to such refund relating to the BUILDER’s Bank to be on account of the BUILDER.

3.	Discharge of Obligations:

Upon such refund by the BUILDER to the BUYER, all obligations, duties and liabilities of each of the parties hereto to the other under this Contract shall be forthwith completely discharged, and the BUYER shall have no right to claim any further damages whatsoever in respect of any breach or alleged breach of this Contract.

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4.	Refundment Guarantee:

After signing this Contract and in accordance with Paragraph 7 of Article II, the BUILDER shall furnish the BUYER, for the first, second, third and fourth instalments, before the Builder’s receipt of the respective instalment, with a Refund Guarantee from a reputable bank in China or an international insurance company acceptable to the BUYER and the BUYER’s bank for the advance money, in favour of the BUYER, guaranteeing the BUILDER’s refundment to the BUYER, in the form Exhibit A attached hereto.

Such Refund Guarantee shall cover the advance money as above referred to plus interest thereon as described in this Article and shall remain in full force and effect from the date of receipt by the BUILDER of the said advance money from the BUYER until (i) receipt by the BUYER of the sum of the advance money aggregated hereby together with interest thereon or (ii) upon acceptance by the BUYER of the delivery of the VESSEL at the BUILDER’s SHIPYARD in accordance with the terms of this Contract, whichever comes earlier and in any such case, the Refundment Guarantee shall be returned to the BUILDER.

(End of Article)

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ARTICLE XI - BUYER’S DEFAULT

1.	Definition of Default:

The BUYER shall be deemed to be in default of performance of its obligations under this Contract in the following cases:

(a)	If the BUYER fails to pay any of the first, second, third and fourth instalments to the BUILDER after such instalment becomes due and payable under the provision of Article II hereof; or

(b)	If the BUYER fails to pay the fifth Instalment to the BUILDER concurrently with the delivery of the VESSEL by the BUILDER to the BUYER as provided in Article II hereof; or

(c)	If the BUYER fails to take delivery of the VESSEL, when the VESSEL is duly tendered for delivery by the BUILDER under the provisions of Article VII hereof.

If the BUYER is in default of payment or in the performance of its obligations hereunder, the BUILDER shall notify the BUYER to that effect by telefax after the date of occurrence of the default under this Article XI. The BUYER shall forthwith acknowledge receipt thereof by telefax, within five (5) banking days, failing which it shall be deemed to have received such notification by the BUYER.

2.	Interest and Charge:

If the BUYER is in default of payment as to any instalment as provided in Paragraph 1 (a) and (b) of this Article, the BUYER shall pay interest on such instalments at the rate of eight percent (8%) per annum from the due date thereof to the date of payment to the BUILDER of the full amount including interest; in case the BUYER shall fail to take delivery of the VESSEL as provided in Paragraph 1 (c) of this Article, the BUYER shall be deemed to be in default of payment of the fifth instalment and shall pay interest thereon at the same rate as aforesaid from and including the day on which the VESSEL is tendered for delivery by the BUILDER.

In any event of default by the BUYER, the BUYER shall also pay all direct proven charges and expenses incurred by the BUILDER which are caused by such default, however, no indirect and/or consequential damages.

The payment of interest shall be made simultaneously with the payment of the principal by telegraphic transfer in the manner as provided for in Paragraph 5, Article II of this Contract.

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3.	Effect of Default:

(a)	If any default by the BUYER occurs as provided hereinbefore, the Delivery Date shall be automatically postponed for a period of continuance of such default by the BUYER.

(b)
If any such default by the BUYER continues for a period of twenty-five (25) business days, the BUILDER may, at its option, rescind this Contract by giving notice of such effect to the BUYER by facsimile confirmed in writing. Upon receipt by the BUYER of such notice of rescission, this Contract shall forthwith become null and void, and any lien, interest or property right that the BUYER may have in and to the VESSEL or to any part or equipment thereof and to any material or part acquired for construction of the VESSEL but not yet utilized for such purpose, shall forthwith cease, and the VESSEL and all parts and equipment thereof shall become the sole property of the BUILDER.

In the event of such rescission of this Contract, the BUILDER shall be entitled to retain any instalment or instalments theretofore paid by the BUYER to the BUILDER on account of this Contract.

4.	Sale of the VESSEL:

(a)
In the event of rescission of this Contract as above provided, the BUILDER shall have full right and power either to complete or not to complete the VESSEL as it deems fit, and to sell the VESSEL at a public sale on such terms and conditions as the BUILDER thinks fit without being answerable for any loss or damage.

In the case of sale of the VESSEL, the BUILDER shall give telefax or written notice to the BUYER.

(b)
In the event of the sale of the VESSEL in its completed state, the proceeds of the sale received by the BUILDER shall be applied firstly to payment of all expenses attending such sale and otherwise incurred by the BUILDER as a result of the BUYER’s default, and then to payment of all unpaid instalments of the Contract Price and interest on such instalments at the rate of eight percent (8%) per annum from the respective due dates thereof to the date of application.

(c)	In the event of sale of the VESSEL in its incomplete state, the proceeds of sale received by the BUILDER shall be applied firstly to all expenses attending

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such sale and otherwise incurred by the BUILDER as a result of the BUYER’s default, and then to payment of all costs of construction of the VESSEL less the instalments so retained by the BUILDER.

(d)
In either of the above events of sale, if the proceeds of sale exceeds the total amount to which such proceeds are to be applied as aforesaid, the BUILDER shall promptly pay the excess to the BUYER without interest, provided however, that the amount of such payment to the BUYER shall in no event exceed the total amount of instalments already paid by the BUYER and the cost of the BUYER’s Supplies, if any.

(e)	If the proceeds of sale are insufficient to pay such total amounts payable as aforesaid, the BUYER shall promptly pay the deficiency to the BUILDER upon request.

(End of Article)

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ARTICLE XII - INSURANCE

1.	Extent of Insurance Coverage:

From the time of keel-laying of the VESSEL until the same is completed, delivered to and accepted by the BUYER, the BUILDER shall at its own cost and expense, keep the VESSEL and all machinery, materials, equipment, appurtenances and outfit, delivered to the SHIPYARD for the VESSEL or built into, or installed in or upon the VESSEL, including the BUYER’s Supplies, fully insured for BUILDER’s risk with established Chinese prime insurance companies under coverage corresponding to “Institute of London Underwriters Clause for Builder’s Risks”.

The amount of such insurance coverage shall, up to the date of delivery of the VESSEL, be in an amount at least equal to, but not limited to, the aggregate of the payment made by the BUYER to the BUILDER and including the value of the BUYER’s Supplies.

The policy referred to hereinabove shall be taken out in the name of the BUILDER and all proceeds under such policy shall be payable to the BUILDER.

One photocopy of each of the BUILDER’s risk insurance shall be delivered to the BUYER.

Notwithstanding anything to the contrary in this Contract, if the BUILDER has made valid tender of delivery of the VESSEL, the cost of any insurance placed on the VESSEL from the time of valid tender, as defined in Paragraph 5 of Article VII, until the time of actual delivery shall be for the account of the BUYER.

2.	Application of Recovered Amount:

(a)	Partial Loss:

In the event the VESSEL shall be damaged by any insured cause whatsoever prior to acceptance thereof by the BUYER and in the further event that such damage shall not constitute an actual or a constructive total loss of the VESSEL, the BUILDER shall apply the amount recovered under the insurance policy referred to in Paragraph 1 of this Article to the repair of such damage satisfactory to the Classification Society and also to the satisfaction of the REPRESENTATIVE without additional expense to the BUYER, and the BUYER shall accept the VESSEL under this Contract if completed in accordance with this Contract and the Specifications.

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(b)	Total Loss:

However, in the event that the VESSEL is determined to be an actual or constructive total loss, the BUILDER shall by the mutual agreement between the Parties hereto either:

(i)
Proceed in accordance with the terms of this Contract, in which case the amount recovered under said insurance policy shall be applied to the reconstruction of the VESSEL’s damage, provided the parties hereto shall have first agreed in writing as to such reasonable postponement of the Delivery Date and adjustment of other terms of this Contract including the Contract Price as may be necessary for the completion of such reconstruction; or

(ii)
Refluid immediately to the BUYER the amount of all instalments paid to the BUILDER under this Contract with the interest at the rate of eight percent (8%) per annum, whereupon this Contract shall be deemed to be rescinded and all rights, duties, liabilities and obligations of each of the parties to the other shall terminate forthwith.

If the Parties hereto fail to reach such agreement within two (2) months after the VESSEL is determined to be an actual or constructive total loss, the provisions of Subparagraph (b) (ii) as above shall be applied.

3.	Termination of the BUILDER’s obligation to insure:

The BUILDER’s obligation to insure the VESSEL hereunder shall cease and terminate forthwith upon delivery and acceptance thereof by the BUYER.

4.	Insurance Confirmation:

The BUILDER shall on demand provide the BUYER with a duplicate or a certified copy of such insurances and/or entries and shall punctually pay all premiums, calls or other sums payable and on demand shall produce to the BUYER evidence of payment of the last premium and/or call or supplementary call due. The BUILDER will do nothing and ensure nothing is done whereby any such insurances or entries may be or become void or voidable and will in all respect act in conformity with the terms of such insurances or entries.

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In the case that the BUILDER’s insurances under this Article do not cover the original purchase prices of the BUYER’s supplies, the BUILDER shall forthwith pay such sums to the BUYER provided such supplies have been installed onboard.

(End of Article)

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ARTICLE XIII - DISPUTES AND ARBITRATION

1.	Proceedings:

(a)	Decision by the Classification Society:

If any dispute arises between the Parties hereto in regard to the design and/or construction of the VESSEL, its machinery and equipment, and/or in respect of the materials and/or workmanship thereof and/or thereon, and/or in respect of interpretations of this Contract or the Specifications and Plans, the Parties may, by mutual agreement, refer the dispute to the Classification Society or to such other expert as may be mutually agreed between the Parties hereto.

(b)	Proceedings of Arbitration:

In the event that the Parties hereto do not agree to settle a dispute according to Paragraph 1 of this Article and/or in the event of any other dispute of any kind whatsoever between the Parties and relating to this Contract or its rescission or any stipulation herein, such dispute shall be submitted to arbitration in London subject to the rules of the London Maritime Arbitrators Association. Each Party shall appoint an arbitrator and the two arbitrators so appointed shall appoint a third arbitrator (together to “Arbitration Board”).

If the two arbitrators are unable to agree upon a third arbitrator within twenty (20) days after appointment of the second arbitrator, either of the said two arbitrators may apply to the President for the time being of the London Maritime Arbitrators Association to appoint the third arbitrator.

Such arbitration shall be in accordance with and subject to the provisions of the English Arbitration Act 1996 or any statutory modification or re-enactment thereof for the time being in force.

Either Party may demand arbitration of any such dispute by giving notice to the other Party. Any demand for arbitration by either of the Parties hereto shall state the name of the arbitrator appointed by such Party shall also state specifically the question or questions as to which such Party is demanding arbitration. Within fourteen (14) days after receipt of notice of such demand for arbitration, the other Party shall in turn appoint a second arbitrator and give notice in writing of such appointment to the Party demanding arbitration. If a Party fails to appoint an arbitrator as aforementioned within fourteen (14) days following receipt of notice of demand for arbitration by the other Party, the Party failing to appoint an arbitrator shall be deemed to have accepted and appointed, as its own arbitrator, the arbitrator appointed

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by the Party demanding arbitration shall proceed before this sole arbitrator who alone in such event shall constitute the Arbitration Board. The award of the Arbitration Board shall be final, conclusive and binding upon the Parties hereto.

2.	Notice of Award:

Notice of any arbitration award shall immediately be given in writing or by telefax (confirmed in writing) to the BUILDER and the BUYER.

3.	Expenses:

The arbitrator(s) shall determine how the expenses of the arbitration or the proportion of such expenses shall be allocated between the parties.

4.	Entry in Court:

Enforcement on any award by the Arbitration Board or the arbitrator, as the case may be, may be entered in a court of competent jurisdiction. Any right of appeal available under English law or any other jurisdiction is hereby expressly excluded by the Parties hereto.

5.	Alteration of Delivery Time:

In the event of the arbitration of any dispute or differences, that affects the construction of the VESSEL, arising or occurring prior to delivery to, or acceptance by the BUYER of the VESSEL, the award by the arbitrator shall include a finding as to whether or not the contractual delivery date of the VESSEL should, as a result of such dispute, be in any altered thereby.

(End of Article)

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ARTICLE XIV - RIGHTS OF ASSIGNMENT

1.	Assignment:

Neither of the Parties hereto shall assign this Contract to a third party unless prior consent of the other Party is given in writing; such consent not to be unreasonably withheld.

2.	Assignment of Guarantee Claims:

If the BUYER sells or transfers the VESSEL to a third party after the delivery, it shall have a right to assign the benefits of Article IX - Guarantee to such third party.

(End of Article)

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ARTICLE XV - TAXES AND DUTIES

Taxes and Duties in the People’s Republic of China:

The BUILDER shall bear and pay all taxes and duties imposed in the People’s Republic of China in connection with execution and/or performance of this Contract, excluding any taxes and duties imposed in the People’s Republic of China upon the BUYER’s Supplies described in the Specifications.

(End of Article)

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ARTICLE XVI - PATENTS, TRADEMARKS, COPYRIGHTS, ETC.

1.	Patents, Trademarks and Copyrights:

Machinery and equipment of the VESSEL may bear the patent number, trademarks or trade names of the manufacturers.

The BUILDER shall defend and save harmless the BUYER from patent liability or claims of patent infringement of any nature or kind, including costs and expenses for, or on account of any patented or patentable invention made or used in the performance of this Contract and also including, costs and expenses of litigation, if any.

Nothing contained herein shall be construed as transferring any patent or trademark rights or copyright in equipment covered by this Contract, and all such rights are hereby expressly reserved to the true and lawful owners thereof

The BUILDER’s warranty herein does not extend to the BUYER’S Supplies.

2.	General Plans, Specifications and Working Drawings:

The BUILDER retains all rights with respect to the Specifications, and plans and working drawings, technical descriptions, calculations, test results and other data, information and documents concerning the design and construction of the VESSEL and the BUYER undertakes therefore not to disclose the same or divulge any information contained therein to any third parties, without the prior written consent of the BUILDER, excepting, where it is necessary for usual operation, repair and maintenance of the VESSEL or for enforcing its rights under this Contract.

(End of Article)

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ARTICLE XVII - BUYER’s SUPPLIES

1.	Responsibility of the BUYER:

(a)
The BUYER shall, at its own risk, cost and expense, supply and deliver to the SHIPYARD all of the items to be furnished by the BUYER as specified in the Specifications (herein called throughout this Contract the “BUYER’s Supplies”) at the warehouse or other storage of the SHIPYARD in the proper condition ready for installation in or on the VESSEL, in accordance with the time schedule designated by the BUILDER.

(b)
In order to facilitate installation by the BUILDER of the BUYER’s Supplies in or on the VESSEL, the BUYER shall furnish the BUILDER with necessary specifications, plans, drawings, instruction books, manuals, test reports and certificates required by the rules and regulations. The BUYER, if so requested by the BUILDER in writing, shall, without any charge to the BUILDER, cause the representatives of the manufacturers of the BUYER’s Supplies to assist the BUILDER in installation thereof in or on the VESSEL and/or to carry out installation thereof by themselves or to make necessary adjustments thereof at the SHIPYARD.

(c)
Any and all of the BUYER’s Supplies shall be subject to the BUILDER’s reasonable right of rejection, as and if they are found to be unsuitable or in improper condition for installation. However, if so requested by the BUYER, the BUILDER shall repair or adjust the BUYER’s Supplies without prejudice to the BUILDER’s other rights hereunder and without being responsible for any consequences therefrom. In such case, the BUYER shall reimburse the BUILDER for all costs and expenses incurred by the BUILDER in such repair or adjustment and the Delivery Date shall be postponed for a period of time necessary for such repair or replacement, if the BUILDER requests.

(d)
Should the BUYER fail to deliver any of the BUYER’s Supplies within the time designated by the BUILDER, the Delivery Date shall be automatically extended for a period of such delay in delivery, provided that such delay in delivery shall affect delivery of the VESSEL. In such event, the BUYER shall be responsible and pay to the BUILDER for all losses and damages incurred by the BUILDER by reason of such delay in delivery of the BUYER’s Supplies and such payment shall be made upon delivery of the VESSEL.

If delay in delivery of any of the BUYER’s Supplies exceeds thirty (30) days, then, the BUILDER shall be entitled to proceed with construction of the VESSEL without installation thereof in or on the VESSEL, without prejudice to the BUILDER’s other rights as hereinabove provided, and the BUYER shall accept and take delivery of the VESSEL so constructed.

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2.	Responsibility of the BUILDER:

The BUILDER shall be responsible for storing and handling with reasonable care of the BUYER’s Supplies after delivery thereof at the SHIPYARD, and shall at its own cost and expense, install them in or on the VESSEL, unless otherwise provided herein or agreed by the parties hereto, provided, always, that the BUILDER shall not be responsible for quality, efficiency and/or performance of any of the BUYER’s Supplies.

3.	Joint Responsibility of the Parties hereto:

Upon arrival of such shipment of the BUYER’s Supplies, both Parties shall undertake a joint unpacking inspection. If any damages are discovered that render any such item(s) unsuitable for installation, the BUILDER shall be entitled to refuse to accept such BUYER’s supplied items.

(End of Article)

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ARTICLE XVIII - NOTICE AND CORRESPONDENCE

1.	Address:

Any and all notices and communications in connection with this Contract shall be addressed as follows:

To the BUYER:	MAXPENTE SHIPPING CORPORATION.
C/O: SAFETY MANAGEMENT OVERSEAS S.A.
32 Karamanli Avenue
166 73 Voula
Athens, Greece

Telefax No.:	+30-210-859 6900

To the BUILDER:	Jiangsu Rongsheng Heavy
Industries Group Co., Ltd.
No. 882, Hong Qiao Road,
SHANGHAI, 200030
The People’s Republic of China

Telefax No. :	+86-21-64484727

Any change of address shall be communicated in writing by registered mail or by telefax by the Party making such change to the other party and in the event of failure to give such notice of change, communications addressed to the party at their last known address shall be deemed sufficient. Day-to-day communication by e-mail is permitted.

Any and all notices, requests, demands, instructions, advice and communications in connection with this Contract shall be deemed to be given at, and shall become effective from, the time when the same is delivered to the address of the party to be served, provided, however, that registered airmail shall be deemed to be delivered ten (10) days after the date of dispatch, express courier service shall be deemed to be delivered five (5) days after the date of dispatch, and the SWIFT transmission for Refund Guarantee shall be deemed to be delivered to the Buyer and/or the Buyer’s bank on the same day of dispatch from BUILDER’s bank.

2.	Language:

Any and all notices and communications in connection with this Contract shall be written in English Language.

(End of Article)

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ARTICLE XIX - EFFECTIVE DATE OF CONTRACT

This Contract and the Annexes shall become effective as from the date of execution and signing hereof by the BUYER and the BUILDER.

(End of Article)

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ARTICLE XX - INTERPRETATION

1.	Laws Applicable:

The Parties hereto agree that the validity and interpretation of this Contract and of each Article and part hereof shall be governed by the laws of England.

2.	Discrepancies:

All general language or requirements embodied in the Specifications are intended to amplify, explain and implement the requirements of this Contract. However, in the event that any language or requirements so embodied permit an interpretation inconsistent with any provisions of this Contract, then in each and every such event, the applicable provisions of this Contract shall prevail and govern. The Specifications and plan are also intended to explain each other, and anything shown on the plan and not stipulated in the Specifications or stipulated in the Specifications and not shown on the plan shall be deemed and considered as if embodied in both. In the event of conflict between the Specifications and plan, the Specifications shall prevail and govern.

3.	Entire Agreement:

This Contract contains the entire agreement and understanding between the Parties hereto and supersedes all prior negotiations, representations, undertakings and agreements on any subject matter of this Contract.

(End of Article)

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ARTICLE XXI - CONFIDENTIALITY

Without prejudice to Paragraph 2 of Article XVI, this Contract, especially the Contract Price, is confidential between the Parties and its terms and conditions may not be divulged except as necessary in the performance of the Contract to the third parties in a business relationship such as financial sources, government agencies, vendors, and in connection with any arbitration of this Contract or to otherwise pursue its rights under this Contract.

(End of Article)

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IN WITNESS WHEREOF, the Parties hereto have caused this Contract to be executed the day and year first above written.

BUYER:	BUILDER:
MAXPENTE SHIPPING CORPORATION.	Jiangsu Rongsheng Heavy Industries Group Co., Ltd.

/s/ Ioannis Fotinos	/s/ Chen Qiang
Attorney-in-Fact: IOANNIS FOTINOS	Attorney-in-Fact: Chen Qiang

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EXHIBIT A

Form of Individual Refundment Guarantee for the 1st (2nd, 3rd, 4th) Instalment

REFUND GUARANTEE

BANK REF NO: [...]
ISSUING DATE: [...]

TO: MAXPENTE SHIPPING CORPORATION.

In consideration of your entering into a Shipbuilding Contract dated December 6th, 2006 (hereinafter called the “Contract”) with JIANGSU RONGSHENG HEAVY INDUSTRIES GROUP CO., LTD., a corporation organized and existing under the laws of the People’s Republic of China, with offices at, No. 882, Hong Qiao Road, SHANGHAI, the People’s Republic of China (hereinafter called the “Builder”) for the construction of one (1) 176,000-DWT Type Motor Bulk Carrier to be known as the Builder’s HULL NO. 1-11075 (hereinafter called the “Vessel”) and in consideration of your payment for the account of the Builder the sum of United States Dollars Sixteen Million only (US$16,000,000.00) being the first instalment of the Contract Price of the Vessel in accordance with the contract, we the bank [...], having our registered office at [...], China (hereinafter called the “Bank”), the undersigned, hereby absolutely and irrevocably guarantee that we will pay to you upon first written demand from you, an amount up to United States Dollars Sixteen Million only (US$16,000,000.00) without deduction of any nature of the said instalment paid by you to the Builder, together with interest thereon as provided in the said Contract, if and when said instalment becomes refundable from the Builder under and by virtue of the said Contract.

This Letter of Guarantee shall be subject to the following terms:

1.	This Letter of Guarantee shall come into force when you have effected the payment of this instalment as per the Contract.

2.	The maximum amount that the Bank, the undersigned, in any eventuality may be obliged to pay to your shall be the sum of United States Dollars Sixteen Million

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only (US$16,000,000.00) together with interest calculated at the rate stipulated in said Contract for the terms from the date of the payment of the said instalment to the date of remittance of such refund.

3.
This Letter of Guarantee shall become null and void upon receipt by your company of the amount guaranteed hereby together with interest thereon or upon the acceptance by your company of the delivery of the Vessel constructed in accordance with terms of the said Contract as evidenced by the Protocol of Delivery and Acceptance of the VESSEL duly signed by the BUILDER and you and in this case this Letter of Guarantee shall be returned to us.

4.	This Letter of Guarantee shall benefit and ensure to the assignee and successor of this Contract.

5.
This Letter of Guarantee shall be governed by and construed in accordance with the laws of the England. In the event that dispute should arise between yourself and your assignee and us, such dispute shall be settled by arbitration in London in accordance with the laws of England.

All documents specified and presented under this Guarantee, including the demand for payment, will be examined by us with reasonable care to ascertain whether or not they appear on their face to conform to the terms of the Guarantee. Where such documents do not appear so to conform or appear on their face to be inconsistent with one another, they shall be refused.

Yours faithfully,

For __________________

[The final form of the Refund Guarantee will be as per agreement between BUYER,
BUILDER, BUYER’s BANK and REFUND GUARANTOR]

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EXHIBIT B

(Draft only, subject to BUILDER’s and BUYER’s bank approval)

FORM OF IRREVOCABLE LETTER OF GUARANTEE
FOR THE 2nd INSTALMENT

(________________) Bank

Date: (______________)

JIANGSU RONGSHENG HEAVY
INDUSTRIES GROUP CO., LTD.
No. 882, Hong Qiao Road,
SHANGHAI 200030
The People’s Republic of China

Dear Sirs,

(1)
In consideration of your entering into a Ship Sale Contract dated _____________ (“the Shipbuilding Contract”) with SAFETY MANAGEMENT OVERSEAS S.A. as the buyer (“the BUYER”) for the construction of one (1) 176,000 Metric Tons Deadweight Bulk Carrier bearing Hull No. H1075 (the “VESSEL”), we, _____________________, hereby IRREVOCABLY, ABSOLUTELY and UNCONDITIONALLY guarantee, as the primary obligor and not merely as the surety, the due and punctual payment by the BUYER of the 2nd installment of the Contract Price amounting to a sum of United States Dollars Sixteen Million (US$16,000,000.00) as specified in (2) below.

(2)
The Installments guaranteed hereunder, pursuant to the terms of the Shipbuilding Contract, comprise the 2nd instalment in the amount of United States Dollars Sixteen Million  (US$16,000,000.00) payable by the BUYER within five (5) New York banking days after cutting of the first steel plate in your BUILDER’s workshop.

(3)	We also IRREVOCABLY, ABSOLUTELY and UNCONDITIONALLY

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guarantee, as primary obligor and not merely as surety, the due and punctual payment by the BUYER of interest on each installment guaranteed hereunder at the rate of four per cent (4%) per annum from and including the first day after the date of installment in default until the date of full payment by us of such amount guaranteed hereunder.

(4)
In the event that the BUYER fails to punctually pay any Installment guaranteed hereunder or the BUYER fails to pay any interest thereon, and any such default continues for a period of fifteen (15) days, then, upon receipt by us of your first written demand, we shall immediately pay to you or your assignee all unpaid 2nd, 3rd and 4th installments, together with the interest as specified in paragraph (3) hereof, without requesting you to take any or further action, procedure or step against the BUYER or with respect to any other security which you may hold.

(5)
We hereby agree that at your option this Guarantee and the undertaking hereunder shall be assignable to and if so assigned shall inure to the benefit of any 3rd party designated by you or __________________, the People’s Republic of China as your assignee as if any such third party or __________________, the People’s Republic of China were originally named herein.

(6)
Any payment by us under this Guarantee shall be made in the Unites States Dollars by telegraphic transfer to [                    (bank)] as receiving bank nominated by you, for credit to the account of you with [                        (bank)] or through other receiving bank to be nominated by you from time to time, in favour of you or your assignee.

(7)
Our obligations under this guarantee shall not be affected or prejudiced by any dispute between you as the BUILDER and the BUYER under the Shipbuilding Contract or by the BUILDER’s delay in the construction and/or delivery of the VESSEL due to whatever causes or by any variation or extension of their terms thereof or by any security or other indemnity now or hereafter held by you in respect thereof, or by any time or indulgence granted by you or any other person in connection therewith, or by any invalidity or unenforceability of the terms thereof, or by any act, omission, fact or circumstances whatsoever, which could or might, but for the foregoing, diminish in any way our obligations under this Guarantee.

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(8)
Any claim or demand shall be in writing signed by one of your officers and may be served on us either by hand or by post and if sent by post to __________________ (or such other address as we may notify to you in writing), or by tested telex (telex NO: _____________) via _____________, with confirmation in writing.

(9)
This Letter of Guarantee shall come into full force and effect upon delivery to you of this Guarantee and shall continue in force and effect until the VESSEL is delivered to and accepted by the BUYER and the BUYER shall have performed all its obligations for taking delivery thereof or until the full payment of 2nd installment together with the aforesaid interests by the BUYER or us, whichever first occurs.

(10)	The maximum amount, however, that we are obliged to pay to you under this Guarantee shall not exceed the aggregate amount of U.S. Dollars __________________ being an amount equal to the sum of:-

(a)	All the 2nd installment guaranteed hereunder in the total amount of United States Dollars Sixteen Million (US$16,000,000.00); and

(b)	Interest at the rate of four percent (4%) per annum on the installments for a period of sixty (60) days in the amount of United States Dollars Sixteen Million (US$16,000,000.00)

(11)
All payments by us under this Guarantee shall be made without any set-off or counterclaim and without deduction or withholding for or on account of any taxes, duties, or charges whatsoever unless we are compelled by law to deduct or withhold the same. In the latter event we shall make the minimum deduction or withholding permitted and will pay such additional amounts as may be necessary in order that the net amount received by you after such deductions or withholdings shall equal the amount which would have been received had no such deduction or withholding been required to be made.

(12)	This Letter of Guarantee shall be construed in accordance with and governed by the Laws of England. We hereby submit to the non-exclusive jurisdiction of

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the English courts for the purposes of any legal action or proceedings in connection herewith in England.

(13)	This Letter of Guarantee shall have expired as aforesaid, you will return the same to us without any request or demand from us.

(14)	IN WITNESS WHEREOF, we have caused this Letter of Guarantee to be executed and delivered by our duly authorized representative the day and year above written.

Very Truly Yours

By:____________________

[The final form of the Payment Guarantee will be as per agreement between BUYER,
BUILDER, BUYER’s BANK and REFUND GUARANTOR]

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EXHIBIT C

STAGE CERTIFICATE

Hull No.                 (“the VESSEL”) under a Shipbuilding Contract dated the            day of                           2007 (“the CONTRACT”) made between [•] (“the BUYER”) and [•] (“the BUILDER”).

We hereby certify in connection with the CONTRACT of the VESSEL that [steel cutting has commenced] [the first block of keel has been laid] [launching has taken place].

For and on behalf of the BUILDER	For and on behalf of the BUYER (Authorised Representative)

Dated:	Dated:

For and on behalf of the
CLASSIFICATION SOCIETY

Dated:

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